Exhibit 99.1
                                  News Release
October 18, 2000                                         Symbols:   CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ

WSI INTERACTIVE ACHIEVES FIRST YEAR REVENUE TARGET.

WSi Interactive Corporation (OTCBB: WIZZF, CDNX: WIZ, Frankfurt: WSJ) is pleased to announce that the Company's audited results for its fiscal year ended June 30, 2000 have been released. The Company reported revenues of $6,007,375, including revenues for its fourth quarter, ended June 30, 2000, of $1,906,969. The Company reported a loss of $1,108,658 before amortization.

HIGHLIGHTS OF THE RECENTLY COMPLETED YEAR INCLUDE:

INFRASTRUCTURE DEVELOPMENT

The Company completed a Data Center that delivers state-of-the-art reliability, security, and scalability to meet the escalating demands of e-business activities. The facility will be used specifically for Internet technologies, hosting applications, data warehousing and streaming video technologies. The Center is capable of handling 750 million hits per day and 9,000 simultaneous on-demand video streams. In its first year, WSi's workforce has grown from 18 to 65 dedicated employees.

STRATEGIC ALLIANCES

The Company entered into an alliance with IBM Canada (NYSE: IBM) to enhance WSi's ability to provide one-stop solutions for business incubation. An alliance was also forged with RG Diamond Inc. to create an Internet incubation partnership that will develop the Diamondreplacement.com website. WSi formed a business alliance with eReservation and is assisting in its acquisition by Techgroup Ventures, an existing capital pool company on the CDNX, subject to Exchange approval.

EQUITY INVESTMENTS

WSi acquired a 40 per cent interest in privately held Ariel Wireless Technologies. Ariel has since changed its name to AlphaStream Wireless Inc. and is currently being merged into Petra Resource Corp., a CDNX company, subject to Exchange approval.

"We made tremendous progress in our first year as a public company," said Theo Sanidas, WSi CEO. "We formed excellent strategic alliances and developed the infrastructure necessary through our Data Center to accelerate the development of our companies. We are now more focused than ever on profitability and anticipate that we will become profitable by the end of our current fiscal year through strong revenue growth and judicious expense management."

Consolidated year-end Financial Statements will be available through the Company's Internet Site at WWW.WS-I.COM on October 18, 2000 and mailed to shareholders of record on the same date.

ABOUT WSI INTERACTIVE CORPORATION

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and by investing in content and infrastructure of Internet businesses. The three divisions that represent the core of WSi are direct marketing, Internet marketing, and web development and hosting services. All three are complementary and provide total solutions to a wide variety of client objectives. These divisions are complemented by a dedicated team of business development professionals who actively seek growth opportunities and investments for WSi. WSi generates revenue from new businesses by providing development support based on those same core competencies.

To receive information on WSi by e-mail, please forward your Internet address to: INFO@WS-I.COM

Investor Relations Toll Free: 1-888-388-4636
Website: WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviews nor accepted any responsibility for the adequacy or accuracy of the contents of this release.